Filed pursuant to Rule 433

Registration Statement No. 333-227399

Supplementing the Preliminary Prospectus Supplement

dated October 20, 2020

$60,000,000

General Finance Corporation

7.875% Senior Notes due 2025

Amended and Restated Final Pricing Term Sheet*

October 21, 2020

This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated October 20, 2020 (the “Preliminary Prospectus Supplement”). The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Terms used and not defined herein have the meanings assigned in the Preliminary Prospectus Supplement.

Issuer:	General Finance Corporation

Principal Amount:	$60,000,000

Over-allotment Option	$9,000,000

Trade Date:	October 21, 2020

Settlement Date (T+4):	October 27, 2020

Maturity Date:	October 31, 2025

Interest Rate:	7.875%

Price to Public:	$25.00 per Note ($25 face amount)

Underwriter’s Discount (%/$):	3.50% / $2,100,000

Net Proceeds to issuer (before expenses):	$57,900,000

Interest Payment Dates:	January 31, April 30, July 31 and October 31 of each year, beginning January 31, 2021.

Record Dates:	January 15, April 15, July 15 and October 15

Redemption Provisions:

Make-whole call at T+50 prior to October 31, 2022.

On and after October 31, 2022, at the prices set forth below (expressed as percentages of the principal amount of the Notes) for the twelve-month period beginning on October 31 of the years indicated below, plus accrued and unpaid interest:

	Year	Percentage
	2022	104.50%
	2023	102.25%
	2024 and thereafter	100.00%

Equity Clawback	Up to 35% at 107.875% prior to October 31, 2022.

Change of Control:	Upon the occurrence of a Change of Control, the Issuer must offer to repurchase the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Use of Proceeds:

The net proceeds from the offering, after deducting underwriting discounts and commissions, the structuring fee and other offering expenses payable by the Issuer, will be $57,200,000, which will be used to redeem approximately $57,200,000 aggregate principal amount of the Issuer’s outstanding $77,390,000 aggregate principal amount of Senior Notes due 2021.

Denominations:	$25 minimum denominations and integral multiples of $25 in excess thereof.

Exchange:

The Issuer intends to apply to list the Notes on the NASDAQ Global Market under the symbol “GFNSZ”.  If the application is approved, the Issuer expects trading in the Notes on the NASDAQ Global Market to begin within 30 days after the settlement date.

CUSIP/ISIN:	369822 804 / US3698228042

Joint Book-Running Manager:	D.A. Davidson & Co. B. Riley Securities, Inc. Janney Montgomery Scott LLC

Co-Managers	William Blair & Company National Securities Corporation Wedbush Securities Inc.

*This Amended and Restated Final Term Sheet corrects an error in the CUSIP and ISIN numbers that existed in the prior Final Term Sheet.

The Issuer has filed a registration statement (including a prospectus supplement and the accompanying prospectus) on Form S-3 (File No. 333-227399) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and the accompanying prospectus in the registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, you can request a copy of the prospectus supplement and the accompanying prospectus by contacting: D.A. Davidson & Co. by calling toll-free (800) 332-5915 or emailing prospectusrequest@dadco.com; B. Riley Securities, Inc. by calling collect (703) 312-9580 or emailing  prospectuses@brileyfin.com; or  Janney Montgomery Scott LLC by calling collect (215) 665-4450 or emailing prospectus@janney.com.